Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-19103, 333-19099, 333-161253 and 333-177176 of Cabot Corporation on Form S-8 of our report dated June 15, 2018 relating to the statements of net assets available for benefits of the Cabot 401(k) Plan as of December 31, 2017 and 2016, and the related statement of changes in net assets available for benefits for the year ended December 31, 2017, and the related schedule, included in this annual report on Form 11-K.

/s/ Caron & Bletzer, PLLC

Kingston, NH

June 15, 2018